As filed with the Securities and Exchange Commission on October 7, 2010

Registration No. 333-113438 Registration No. 333-104175 Registration No. 333-93173

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
__________________

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-113438
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-104175
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-93173

UNDER THE SECURITIES ACT OF 1933
__________________

LANDRY’S RESTAURANTS, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation or Organization)
76-0405386
(I.R.S. Employer Identification Number)
1510 West Loop South Houston, Texas 77027
(Address of Principal Executive Offices) (Zip Code) __________________
Landry’s Restaurants, Inc. 2003 Equity Incentive Plan
Landry’s Restaurants, Inc. 2002 Employee/Rainforest Conversion Plan
2002 Employee Agreement No. 1
2002 Employee Agreement No. 2
2002 Employee Agreement No. 3
2002 Employee Agreement No. 4
2002 Stock Option Plan
2001 Employee Agreement No. 1
2001 Employee Agreement No. 2
2001 Employee Agreement No. 3
2001 Employee Agreement No. 4
2001 Individual Stock Option Agreements
Landry’s Seafood Restaurants, Inc. Amended and Restated
1995 Flexible Incentive Plan

(Full Title of the Plans) __________________
Tilman J. Fertitta 1510 West Loop South Houston, Texas 77027
(Name and Address of Agent For Service) __________________
(713) 850-1010
(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Steven Wolosky, Esq. Olshan Grundman Frome Rosenzweig & Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 (212) 451-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of Landry’s Restaurants, Inc., a Delaware corporation (the “Company”):

•
Registration Statement No. 333-113438, registering 700,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable under the Landry’s Restaurants, Inc. 2003 Equity Incentive Plan;

•
Registration Statement No. 333-104175, registering 3,233,500 shares of Common Stock issuable under the Landry’s Restaurants, Inc. 2002 Employee/Rainforest Conversion Plan, 2002 Employee Agreement No. 1, 2002 Employee Agreement No. 2, 2002 Employee Agreement No. 3, 2002 Employee Agreement No. 4, 2002 Stock Option Plan, 2001 Employee Agreement No. 1, 2001 Employee Agreement No. 2, 2001 Employee Agreement No. 3, 2001 Employee Agreement No. 4 and 2001 Individual Stock Option Agreements; and

•	Registration Statement No. 333-93173, registering 1,000,000 shares of Common Stock issuable under the Landry’s Seafood Restaurants, Inc. Amended and Restated 1995 Flexible Incentive Plan.

On October 6, 2010, pursuant to an Agreement and Plan of Merger, dated as of November 3, 2009, among the Company, Fertitta Group, Inc., a Delaware corporation (“Parent”), Fertitta Merger Co., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and, for certain limited purposes, Tilman J. Fertitta (the “Original Merger Agreement”), as amended by that First Amendment to Agreement and Plan of Merger, dated as of May 23, 2010 (the “First Amended Merger Agreement”), and that Second Amendment to Agreement and Plan of Merger, dated as of June 20, 2010 (the “Second Amended Merger Agreement” and, collectively with the Original Merger Agreement and the First Amended Merger Agreement, the “Merger Agreement”), Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent.  At the Effective Time, each share of Common Stock (other than shares of Common Stock owned by Parent or Merger Sub, shares owned by stockholders who properly exercised dissenters’ rights of appraisal under Delaware law or shares of Common Stock held in treasury by the Company) were cancelled and converted automatically into the right to receive $24.50 in cash, without interest. At the Effective Time, each outstanding option to purchase shares of Common Stock, except as otherwise provided by the terms of the plan governing such option, became fully vested to the extent not already vested. At the Effective Time, all outstanding and unexercised options having an option exercise price of less than $24.50 were cancelled and the holder of each such cancelled option became entitled to receive a cash payment (subject to applicable withholding taxes) equal to the number of shares of Common Stock subject to the cancelled option multiplied by the amount by which $24.50 exceeds the option exercise price, without interest, except that all options owned by Mr. Fertitta that remained unexercised at the Effective Time were cancelled and he will not receive any cash or consideration for his unexercised options. All options having an exercise price equal to or greater than $24.50 were cancelled without payment of any consideration therefor. In addition, each share of restricted stock was treated in the same manner as other shares of outstanding Common Stock and was cancelled and converted automatically into the right to receive $24.50 in cash without interest, except that Mr. Fertitta’s shares of restricted stock were contributed to Parent immediately prior to the Effective Time and cancelled and he will not receive any cash or consideration for his shares of restricted stock.

As a result of the Merger, the Company has terminated any and all offerings of securities pursuant to the Registration Statements.  Accordingly, by means of this Post-Effective Amendment, the Company hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Company in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to its Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on October 7, 2010.

LANDRY’S RESTAURANTS, INC.

By:	/s/ Tilman J. Fertitta
Name:	Tilman J. Fertitta
Title:	Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
/s/ Tilman J. Fertitta	Chairman, Chief Executive Officer, President	October 7, 2010
Tilman J. Fertitta	and Director (Principal Executive Officer)
/s/ Richard H. Liem	Treasurer	October 7, 2010
Richard H. Liem	(Principal Financial and Accounting Officer)